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                                                                    EXHIBIT 9.5

                                VOTING AGREEMENT



     This Voting Agreement (this "Agreement") is made as of the 6th day of April, 1999, by and among Rhythms NetConnections Inc., a Delaware corporation (the "Company") and the parties listed on the Schedule of Investors attached hereto as Schedule A (the "Series C Investors").


                                    RECITALS

     A. The Series C Investors desire to purchase from the Company and/or already hold shares of the Company's Series C Preferred Stock (the "Series C Shares"), and the Company desires to sell such Series C Shares (not currently held) to the Series C Investors;

     B. The parties desire that MCI WorldCom Venture Fund, Inc. ("MCI WorldCom") be given the right to designate one (1) nominee to serve on the Company's Board of Directors (the "MCI WorldCom Director");

     C. The Series C Investors and the Company acknowledge that they are entering into this Voting Agreement in consideration of the purchase of the Series C Shares by certain of the Series C Investors pursuant to that certain Series C Preferred Stock and Warrant Purchase Agreement dated as of the date hereof (the "Purchase Agreement").

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. MCI WORLDCOM DIRECTOR. During the term of this Agreement, each of the Series C Investors agrees to vote all of its Series C Shares now or hereafter owned by it as follows:

          (a) for so long as MCI WorldCom holds at least 1,000,000 Series C Shares, (i) to elect the nominee of MCI WorldCom (the "MCI WorldCom Nominee") as the MCI WorldCom Director and (ii) if requested by MCI WorldCom, to remove the incumbent MCI WorldCom Nominee and elect a new MCI WorldCom Nominee as the MCI WorldCom Director or to fill a vacancy created by death of such MCI WorldCom Nominee or otherwise.

          (b) MCI WorldCom shall designate the MCI WorldCom Nominee in writing to the Company prior to each election of directors of the Company. The Company shall promptly notify each of the Series C Investors of the nomination of the MCI WorldCom Nominee by MCI WorldCom. Any vacancy occurring because of the death, resignation, removal or disqualification of the MCI WorldCom Nominee shall be filled according to this Section 1.

     2. SUCCESSORS IN INTEREST.

          (a) The provisions of this Agreement shall be binding upon the successors in interest to any of the Series C Shares. The Company shall not permit the transfer of any of the Series C Shares on its books or issue new certificates representing any shares of such securities unless and until the person(s) to whom such shares are to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person



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becomes a party to this Agreement, and agrees to be bound by all the provisions hereof as if such person was a party hereunder.

          (b) Each certificate representing any of the Series C Shares shall bear a legend reading as follows:

             "The shares evidenced hereby are subject to the terms of a Voting Agreement (a copy of which may be obtained without charge from the issuer), and by accepting any interest in such shares the person accepting such interest shall be deemed to agree to and shall become bound by all the provisions of such Voting Agreement."

     3. TERMINATION. This Agreement shall terminate upon the date the Company consummates an under-written public offering of its Common Stock under the Securities Act of 1933, as amended.

     4. AMENDMENTS AND WAIVERS. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (a) the Company and (b) the Series C Investors, or their assigns, holding not less than 55% of the Series C Shares then outstanding. Any amendment or waiver so effected shall be binding upon the Company and all Series C Investors subject to the terms of this Agreement, whether or not such party, assignee, or other stockholder entered into or approved such amendment or waiver.

     5. STOCK SPLITS, STOCK DIVIDENDS, ETC. In the event of any stock split, stock dividend, recapitalization, reorganization, or the like, any securities issued with respect to the Series C Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 2(b) hereof.

     6. ENFORCEABILITY/SEVERABILITY. The parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall nevertheless be held to be prohibited by or invalid under applicable law,
(a) such provision shall be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and (b) the parties shall, to the extent permissible by applicable law, amend this Agreement, or enter into a voting trust agreement under which the Series C Shares shall be transferred to the voting trust created thereby, so as to make effective and enforceable the intent of this Agreement.

     7. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to contracts among Delaware residents entered into and to be performed entirely within Delaware.

     8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                      -2-

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     9. SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided in this
Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

     10. NOTICES. All notices, requests and other communications to the Company or any of the Investors hereunder shall be in writing, shall refer specifically to this Agreement and shall be personally delivered or sent by facsimile transmission, overnight delivery with a nationally recognized overnight delivery service or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified in the preamble hereof with respect to the Company and in the Schedule of Investors attached as Schedule A hereto with respect to the Series C Investors (or such other address as may be specified in writing to the other parties hereto). Any notice or communication given in conformity with this Section 10 shall be deemed to be effective when received by the addressee, if delivered by hand or facsimile transmission, one (1) business day after deposit with a nationally recognized overnight delivery service and three (3) days after mailing by first class U.S. Mail.

     11. EQUITABLE REMEDIES. The Company and the Series C Investors acknowledge and agree that the legal remedies available to the Company and the Series C Investors in the event any party violates the covenants and agreements made in this Agreement would be inadequate and that the Company and each of the Series C Investors shall be entitled, without posting any bond or other security, to temporary, preliminary, and permanent injunctive relief, specific performance and other equitable remedies in the event of such a violation, in addition to any other remedies which the Company or any of the Series C Investors may have at law or in equity.

     12. FURTHER ASSURANCES. Each of the parties hereto shall execute and deliver all additional documents and instruments and shall do any and all acts and things reasonably requested in connection with the performance of the obligations undertaken in this Agreement and/or otherwise to effectuate in good faith the intent of the parties.




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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first written.

                                     THE COMPANY:

                                     RHYTHMS NETCONNECTIONS INC.


                                     By:  /s/ Catherine Hapka
                                        -----------------------------------
                                     Catherine M. Hapka, President and
                                     Chief Executive Officer


                                     THE SERIES C INVESTORS:

                                     U.S. TELESOURCE, INC.


                                     By: /s/ Marc B. Weisberg
                                        -----------------------------------
                                     Its: President & Chief Executive Officer
                                         -------------------------------------
                            Address: 700 Qwest Tower
                                     555 17th Street
                                     Denver, CO 80202




                                     MCI WORLDCOM VENTURE FUND, INC.


                                     By: /s/ Susan Mayer
                                        -----------------------------------
                                     Its: President
                                        -----------------------------------
                            Address:    1801 Pennsylvana Avenue, N.W.
                                        -----------------------------------
                                        Washington, D.C. 20006
                                        -----------------------------------


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                                   SCHEDULE A

                         SCHEDULE OF SERIES C INVESTORS



NAME AND ADDRESS OF SERIES C INVESTORS

U.S. Telesource, Inc.
700 Qwest Tower
555 17th Street
Denver, CO 80202


MCI WorldCom Venture Fund, Inc.

1801 Pennsylvania Avenue, N.W.
-------------------------------
Washington, D.C. 20006
-------------------------------